Exhibit 3.7

RESTATED

ARTICLES OF INCORPORATION

OF

EQUITY OIL COMPANY

Pursuant to §7-110-107 and part 3 of Article 90 of title 7, Colorado Revised Statutes, the undersigned corporation, Equity Oil Company hereby adopts the following Restated Articles of Incorporation and certifies (1) that the Articles of Incorporation restated herein correctly set forth provisions of the Articles of Incorporation as heretofore amended and supersede the original Articles of Incorporation of the corporation and all amendments heretofore, and (2) the Articles of Incorporation as restated herein were duly adopted by the board of directors and the sole Shareholder of the corporation on July 15, 2004.

ARTICLE I

Name

The name of the corporation is: Equity Oil Company. (the “Corporation”).

ARTICLE II

Principal Office, Registered Office and Registered Agent

The address of the Corporation’s initial principal office and initial registered office in the State of Colorado is 1700 Broadway, Suite 2300, Denver, Colorado 80290. The name of its initial registered agent at such address is James R. Casperson.

ARTICLE III

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Colorado Business Corporation Act (“CBCA”).

ARTICLE IV

Capital Stock

The total number of shares of stock that the Corporation shall have authority to issue is 100 shares of common stock, each having a par value of $.001 per share (“Common Stock”).

Each shareholder of record shall have one vote for each share of Common Stock held in his or her name on the books of the Corporation. The Common Stock shall have no special powers, preferences or rights, or qualifications, limitations or restrictions thereof.

Cumulative voting shall not be allowed in the election of directors of the Corporation or for any other purpose.

ARTICLE V

Business of the Corporation

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

(a) Business and Affairs of the Corporation. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) Number of Directors. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the bylaws of the Corporation.

(c) Term. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(d) Vacancies; Removal. Any vacancy on the Board of Directors may be filled in the manner prescribed in the Corporation’s bylaws. Any or all of the directors of the Corporation may be removed from office at any time by the vote of the shareholders of the Corporation if the number of votes cast in favor of removal exceeds the number of votes cast against removal.

(e) Power of the Directors. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the CBCA, these Articles of Incorporation, and any bylaws adopted by the shareholders; provided, however, that no bylaws hereafter adopted by the shareholders shall invalidate any prior act of the directors which would have been valid if such bylaws had not been adopted.

(f) Bylaws. The Board of Directors of the Corporation is expressly authorized to make, adopt, alter, amend or repeal the bylaws of the Corporation.

ARTICLE VI

Limitation on Liability of Directors

No director shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the CBCA as the same exists or may hereafter be amended. If the CBCA is amended hereafter to authorize the further elimination or limitation of the liability of the directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the CBCA, as so amended. Any repeal or modification of this Article VI shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VII

Indemnification

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officers (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors, The right to indemnification conferred by this Article VII shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VH to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article VH shall not be exclusive of any other right which any person may have or hereafter acquire under these Articles of Incorporation, the bylaws of the Corporation, any statute, agreement, vote of shareholders or disinterested directors or otherwise,

Any repeal or modification of this Article VII shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE VIII

Notice

The name and mailing address of the individual who is filing this document to whom the Secretary of State may deliver notice if filing of this document is refused is Kendor P. Jones, Welbom Sullivan Meck & Tooley, P.C., 821 17th Street, Suite 500, Denver, Colorado 80202.

Dated this 20th day of July, 2004.

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